SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

          Date of Report (Date of earliest event reported) May 8, 2001

                                   ENZON, INC.
             (Exact name of registrant as specified in its charter)

       Delaware                         0-12957                    22-2372868
(State or other jurisdiction          (Commission                  (IRS Employer
of incorporation)                     File Number)               Identification)

                20 Kingsbridge Road, Piscataway, New Jersey 08854
               (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code: (732) 980-4500

                                       N/A

          (Former name or former address, if changed since last report)

Item 5.  Other Events

              ENZON REPORTS THIRD QUARTER FISCAL YEAR 2001 EARNINGS

                 Total Revenues Increase by 74% Over Prior Year

     Enzon, Inc. today reported net income of $5.5 million or $0.13 per diluted share, for the third quarter of fiscal year (FY) 2001 as compared to a net loss of $1.7 million or $0.04 per diluted share, for the same period in FY 2000. The increase in earnings for the quarter was principally due to increased revenues from marketed products, which utilize the Company's PEG technology.

     Sales and royalties earned on sales of products, which utilize the Company's PEG technology, increased by $3.2 million or 67 percent to $7.9 million during the quarter ended March 31, 2001, as compared to $4.7 million for the same period in the prior year. The increase was primarily due to royalties earned on sales of PEG-INTRON(TM) by Schering-Plough and increased sales of ONCASPAR(R) by Enzon. Schering-Plough launched PEG-INTRON in the United States as once-weekly monotherapy to treat chronic hepatitis C in February 2001. PEG-INTRON received approval as a monotherapy in the European Union (EU) in May 2000. Additionally, in March 2001 PEG-INTRON and REBETOL received marketing authorization in the EU as combination therapy for hepatitis C. PEG-INTRON is a modified form of Schering-Plough's INTRON(R)A (interferon alfa-2b, recombinant) that was developed using Enzon's PEG technology to have longer-acting properties. Under the Company's licensing agreement with Schering-Plough, Enzon is entitled to royalties on worldwide sales of PEG-INTRON.

     The increase in ONCASPAR sales was due to the lifting of the FDA distribution and labeling restrictions that had been in place during the prior year. These restrictions were related to a previously disclosed manufacturing problem and resulted in the lower sales in the prior year.

     Contract revenues also increased by $1 million for the quarter ended March 31, 2001 as compared to the prior year's quarter due to the receipt of the final milestone payment due under the Company's license agreement with Schering-Plough.

     Cost of sales, as a percentage of sales and royalties, decreased to 13 percent, as compared to 22 percent for the comparable quarter of the previous year. The decrease was due to the royalty revenue related to PEG-INTRON, which does not have a corresponding cost of sales. Schering-Plough bears all manufacturing costs related to PEG-INTRON.

     Research and development expenses for the quarter ended March 31, 2001 increased by $1.8 million or 92 percent to $3.7 million as compared to $1.9 million for the quarter ended March 31, 2000. The increase was due primarily to increases in research personnel and increased expenses related to clinical and preclinical activities for PROTHECAN(R) (PEG-camptothecin), PEG-paclitaxel, and other PEG products in preclinical development. Recently, the Company began Phase I clinical trials of PEG-paclitaxel, a PEG modified version of paclitaxel with prodrug attributes. The Company's lead clinical candidate, PROTHECAN, is expected to commence Phase II clinical trials in the near future. Research and development expenses are expected to continue to increase significantly as PROTHECAN and PEG-paclitaxel continue to advance in clinical development and additional compounds enter clinical trials.

     Selling, general and administrative expenses for the quarter ended March 31, 2001 decreased by 46 percent or $2.3 million to $2.6 million as compared to $4.9 million for the same period in the prior year. This decrease was due primarily to a one-time special charge of $2.6 million included in the prior year, which was the result of a binding arbitration for a previously disclosed lawsuit brought by a former financial advisor of the Company.

     Interest and dividend income for the third quarter FY 2001 increased by $1.8 million to $2.3 million, as compared to $483,000 for the prior year. This increase was due to an increase in interest bearing investments. The Company had total cash and interest-bearing investments of approximately $128 million as of March 31, 2001.

     During the quarter ended March 31, 2001, the Company recognized a net tax benefit of $633,000. The tax benefit represents the sale of a portion of the Company's state of New Jersey net operating loss carry-forwards partially offset by a tax provision recorded for the three months ended March 31, 2001.

     For the nine months ended March 31, 2001, the Company reported net income of $8.2 million or $0.19 per diluted share, as compared to a net loss of $5.1 million or $0.14 per diluted share for the nine months ended March 31, 2000. The earnings for the current year period were primarily due to increased revenues related to products, which utilize the Company's PEG technology and increased interest income as a result of increased interest-bearing investments.

                          ENZON, INC. AND SUBSIDIARIES
                 CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                   Three Months ended March 31, 2001 and 2000
                                   (Unaudited)


                                                           March 31, 2001    March 31, 2000
                                                           --------------    --------------
Revenues:
  Net sales and royalties                                    $ 7,867,260      $  4,708,391
  Contract revenue                                             2,064,494         1,014,726
                                                             -----------      ------------
    Total revenues                                             9,931,754         5,723,117
                                                             -----------      ------------
Costs and expenses:
  Cost of sales                                                  988,380         1,041,749
  Research and development expenses                            3,684,268         1,921,442
  Selling, general and administrative expenses                 2,640,889         4,928,038
                                                             -----------      ------------
    Total costs and expenses                                   7,313,537         7,891,229
                                                             -----------      ------------
      Operating income (loss)                                  2,618,217        (2,168,112)
                                                             -----------      ------------
Other income (expense):
  Interest and dividend income                                 2,255,642           483,335
  Interest expense                                                    --              (167)

  Other                                                            1,483                --
                                                             -----------      ------------

                                                               2,257,125           483,168
                                                             -----------      ------------

Income (loss) before taxes                                     4,875,342        (1,684,944)

Tax benefit                                                      632,879                --
                                                             -----------      ------------

Net income (loss)                                            $ 5,508,221      ($ 1,684,944)
                                                             ===========      ============
Basic earnings (loss) per common share                       $      0.13      ($      0.04)
                                                             ===========      ============
Diluted earnings (loss) per common share                     $      0.13      ($      0.04)
                                                             ===========      ============

Weighted average number of common
shares outstanding during the period                          41,802,586        38,303,494
                                                             ===========      ============

Weighted average number of common
shares and dilutive potential common shares
outstanding during the period                                 43,718,044        38,303,494
                                                             ===========      ============

                          ENZON, INC. AND SUBSIDIARIES
                 CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                    Nine Months ended March 31, 2001 and 2000
                                   (Unaudited)


                                                           March 31, 2001    March 31, 2000
                                                           --------------    --------------
Revenues:
  Net sales and royalties                                    $18,816,729      $ 11,325,294
  Contract revenue                                             2,307,784         1,076,708
                                                             -----------      ------------
    Total revenues                                            21,124,513        12,402,002
                                                             -----------      ------------
Costs and expenses:
  Cost of sales                                                2,860,592         3,013,231
  Research and development expenses                            8,829,537         5,511,694
  Selling, general and administrative expenses                 8,228,926        10,064,447
                                                             -----------      ------------
    Total costs and expenses                                  19,919,055        18,589,372
                                                             -----------      ------------
    Operating income (loss)                                    1,205,458        (6,187,370)
                                                             -----------      ------------
Other income (expense):
  Interest and dividend income                                 6,420,343         1,082,557
  Interest expense                                                    --            (4,051)
  Other                                                           13,352           (36,274)
                                                             -----------      ------------
                                                               6,433,695         1,042,232
                                                             -----------      ------------

Income (loss) before taxes                                     7,639,153        (5,145,138)

Tax benefit                                                      577,603                --
                                                             -----------      ------------
Net income (loss)                                            $ 8,216,756      ($ 5,145,138)
                                                             ===========      ============
Basic earnings (loss) per common share                       $      0.20      ($      0.14)
                                                             ===========      ============
Diluted earnings (loss) per common share                     $      0.19      ($      0.14)
                                                             ===========      ============

Weighted average number of common
shares outstanding during the period                          41,490,866        37,190,902
                                                             ===========      ============

Weighted average number of common
shares and dilutive potential common shares
outstanding during the period                                 43,509,342        37,190,902
                                                             ===========      ============

     Except for the historical information herein, the matters discussed herein include forward-looking statements that may involve a number of risks and uncertainties. Actual results may vary significantly based upon a number of factors which are described in the Company's Form 10-K/A, Form 10-Q's and Form 8-Ks on file with the SEC, including without limitation, risks in obtaining and maintaining regulatory approval for indications and expanded indications, market acceptance of and continuing demand for Enzon's products and the impact of competitive products and pricing.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 8, 2001

                                                    ENZON, INC.
                                        -----------------------------------
                                                   (Registrant)


                                   By:  /s/ KENNETH J. ZUERBLIS
                                        ------------------------------------
                                        Kenneth J. Zuerblis
                                        Vice President, Finance and Chief
                                        Financial Officer